Exhibit 99.2

Tech/Ops Sevcon Inc.
155 Northboro Road	Southborough, MA 01772
Telephone (508) 281 5510
News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS FIRST QUARTER RESULTS
Southborough, Mass. January 25, 2005.... Tech/Ops Sevcon, Inc.(AMEX symbol TO)
reported net income of $20,000, or $.01 per share, for the first fiscal quarter ended January 1, 2005. Net income decreased by $61,000, or $.02 per share, from $81,000, or $.03 per share, for the comparable period last year. Sales in the first quarter were $7,542,000 compared to $6,466,000 for the comparable period last year. Foreign currency fluctuations caused an increase in reported revenues of $370,000, or 6%, and volumes shipped were 11% ahead of the prior year period.

Operating income for the first quarter was $20,000, a decrease of $153,000 compared to the first quarter of last year. Higher sales and foreign currency fluctuations increased gross profit by $234,000, which was offset by a $387,000 increase in operating expenses. Foreign currency fluctuations caused $140,000 of the operating expense increase, with lower engineering expense more than offset by higher selling expense as the Company starts to launch its new espAC range of advanced new electric vehicle controls.

At the Annual Meeting and the subsequent board meeting held on January 24,2005, the following changes in the composition of the board of directors occurred:

* Mr. Matt Boyle, the Company's President and CEO was re-elected to the board for a three year term.

* Mr. Paul Stump was elected to the board for a three year term.

* Mr. Vincent Vappi retired from the board after 34 years as a member of the board of the Company and its predecessor, Tech/Ops Inc.

* Mr. David Steadman was elected as chairman of the board of directors, replacing Dr. Marvin Schorr who has been chairman of the Company since 1988. Dr Schorr continues to be a director of the Company.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.







First Quarter 2005 Financial Highlights (unaudited)
(in thousands except per share data)
                                          Three months ended
                                           -----------------
                                        January 1      December 31
                                           2005           2003
                                         ------          ------
Net sales                                $7,542          $6,466
                                         ------          ------
Operating income                             20             173
Income before income taxes                   30             124
Net income                                $  20          $   81
                                         ------          ------
Basic income per share                    $ .01          $  .03
                                         ------          ------
Diluted income per share                  $ .01          $  .03
                                         ------          ------
Cash dividend per share                   $ .03          $  .03
                                         ------          ------
Average shares outstanding                3,140           3,125
                                          ------          ------


Summarized Balance Sheet Data
(in thousands of dollars)
                                                January 1,   September 30,
                                                   2005           2004
                                                (unaudited)  (derived from
                                                                 audited
                                                               statements)
                                                    -------    -----------
Cash, cash equivalents and short-term investments   $   600      $   905
Receivables                                           6,370        6,109
Inventories                                           3,979        4,043
Prepaid expenses and other current assets               980          931
                                                    -------    -----------
Total current assets                                 11,929       11,988
Long-term assets                                      4,671        4,620
                                                    -------    -----------
Total assets                                        $16,600      $16,608
                                                    -------    -----------

Other current liabilities                           $ 5,620      $ 6,083
Deferred taxes                                           65           61
Stockholders' investment                             10,915       10,464
                                                    -------    -----------
Total liabilities and stockholders' investment      $16,600      $16,608
                                                    -------    -----------